UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 12, 2020

Ameri Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4080 McGinnis Ferry Road, Suite 1306 Alpharetta, Georgia	30005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 935-4152

5000 Research Court, Suite 750, Suwanee, Georgia, 30024
(Former Name or Former Address, If Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock $0.01 par value per share	AMRH	The NASDAQ Stock Market LLC
Warrants to Purchase Common Stock	AMRHW	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2020, AMERI Holdings, Inc. (“Ameri or the “Company”) and Jay Pharma Inc. (“Jay Pharma”) and certain other signatories thereto entered into a Tender Offer Support Agreement and Termination of Amalgamation Agreement (as may be amended from time to time, the “Tender Agreement”), which provides that, among other things, Ameri will make a tender offer (such offer, as it may be amended or supplemented from time to time as permitted under the Tender Agreement, the “Offer”) to purchase all of the outstanding common shares of Jay Pharma for the number of shares of Resulting Issuer common stock equal to the exchange ratio set forth in the Tender Agreement, and Jay Pharma will become a wholly-owned subsidiary of Ameri, on the terms and conditions set forth in the Tender Agreement.

The Tender Agreement terminates and replaces in its entirety the Original Amalgamation Agreement, dated as of January 10, 2020, by and among the parties thereto.

Pursuant to the terms of the Tender Agreement, the Offer commences on the date the Company’s Registration Statement on Form S-4 is declared effective by the SEC and expires on December 31, 2020, or such other date as mutually agreed to by the parties. On the earliest date as of which (a) sufficient shares have been tendered that Ameri will hold 100% of the issued and outstanding common stock of Jay Pharma and (b) Ameri shall have entered into the Exchange Agreements more fully described below (the “Minimum Tender Condition”), Ameri will have the obligation to accept and exchange the common stock of Jay Pharma tendered for exchange for the number of Ameri shares issuable in accordance with the Exchange Ratio (the “Offer Price”). Though Ameri may modify the terms of the Offer, Ameri may not do any of the following without the prior written consent of Jay Pharma:

●	change or waive the Minimum Tender Condition;

●	decrease the number of shares of common stock of Jay Pharma sought to be purchased by Ameri in the Offer;

●	reduce the Offer Price;

●	extend or otherwise change the expiration date of the Offer (except as extended by the mutual agreement of the parties);

●	change the form of consideration payable in the Offer; or

●	otherwise amend, modify or supplement the conditions or terms of the Offer in a manner that adversely affects, or would be reasonably expected to adversely affect, the holders of the shares of common stock of Jay Pharma in any material respect.

Upon completion of the Offer and the transactions contemplated in the Tender Agreement, (i) Jay Pharma equity holders, including parties acquiring common shares of Jay Pharma and parties receiving Series B Preferred Stock in the Offer, will own approximately 83% of the outstanding equity of the Resulting Issuer, assuming conversion of the Series B Preferred Stock into shares of common stock, (ii) the current Ameri stockholders will own approximately 14.5% of the outstanding equity of the Resulting Issuer, and (iii) the financial advisor to Jay Pharma and Ameri will own approximately 2.5% of the outstanding equity of the Resulting Issuer.

Each party’s obligation to complete Offer is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Offer, of various conditions. Additionally, Ameri’s obligation to consummate the Offer is subject to the satisfaction of the Minimum Tender Condition, which may not be modified or waived without the prior written consent of Jay Pharma.

The Tender Agreement contains customary representations and warranties of Jay Pharma and Ameri for a transaction of this type.

Each of Jay Pharma and Ameri agreed that, subject to certain exceptions, during the pre-closing period, Jay Pharma and Ameri and any of their respective subsidiaries will not, whether directly or indirectly, through their respective officers, directors, employees, investment bankers, attorneys, accountants, representatives, consultants or other agents retained by Jay Pharma, Ameri or their respective subsidiaries, or otherwise, and will not permit any such person to:

●	solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Jay Pharma, Ameri or any of their respective subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an “acquisition proposal” as defined below;

●	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than the parties to the Tender Agreement) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an acquisition proposal;

●	solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry” as defined below, or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

●	subject to certain exceptions, change the recommendation of the Ameri or Jay Pharma board of directors with regard the Offer;

●	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any acquisition proposal; or

●	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an acquisition proposal.

Ameri has agreed that, except as permitted by the Tender Agreement, as required by law, or unless Jay Pharma shall have provided written consent, during the period commencing on the date of the Tender Agreement and continuing until the earlier to occur of the closing of the Offer and the termination of the Tender Agreement, Ameri will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts. Ameri has also agreed that, subject to certain limited exceptions and other than Ameri’s disposition of its assets and liabilities as contemplated in the Tender Agreement prior to the closing or the related Ameri financing transactions, without the consent of Jay Pharma, Ameri will not, during the period commencing on the date of the Tender Agreement and continuing until the earlier to occur of the closing of the Offer and the termination of the Tender Agreement:

●	make any change in its certificate of incorporation, by-laws or other organizational documents, other than the amendment of the certificate of incorporation of Ameri;

●	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than the stock split (if any);

●	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of Ameri common stock or any other shares of Ameri and its subsidiaries (other than in connection with the redemption or conversion into common stock of Ameri’s outstanding shares of preferred stock prior to the effective time);

●	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of Ameri or its subsidiaries, except for the issuance of Ameri capital stock (a) issuable upon the exercise of the currently outstanding Ameri options, (b) pursuant to outstanding Ameri warrants or (c) issuable in connection with the Ameri financing transactions related to the Offer;

●	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other person (other than pursuant to the transactions contemplated by the Tender Agreement);

●	reorganize, amalgamate, combine or merge Ameri or its subsidiaries with any other person (other than pursuant to the transactions contemplated by the Tender Agreement);

●	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Ameri or their its subsidiaries;

●	sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than in certain instances outlined in the Tender Agreement) or otherwise dispose of or transfer any assets of Ameri or its subsidiaries or any interest in any assets of Ameri or its subsidiaries, other than in the ordinary course;

●	make any capital expenditure or similar commitments, other than in the ordinary course;

●	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any person, other than in the ordinary course;

●	prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the ordinary course; provided that any indebtedness created, incurred, refinanced, assumed or for which Ameri or its subsidiaries becomes liable in accordance with the any of the foregoing shall be prepayable at the effective time without premium, penalty or other incremental costs (including breakage costs);

●	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

●	make any bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of a contract listed in Ameri disclosure letter or Ameri’s SEC filings since January 1, 2018;

●	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Ameri employees except as may be required by a contract listed in Ameri disclosure letter or Ameri’s SEC filings since January 1, 2018, other than in the ordinary course;

●	except as required by GAAP, make any change in the methods of accounting of Ameri or its subsidiaries;

●	make any material tax election, information schedule, return or designation, except as required by applicable law and in a manner consistent with past practice, settle or compromise any material tax claim, assessment, reassessment or liability, file any amended tax return, enter into any material agreement with a governmental authority with respect to taxes, surrender any right to claim a material tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income tax purposes except as may be required by applicable law;

●	create, enter into or increase any severance, change of control or termination pay to (or amend any similar existing arrangement with) any employee, director or executive officer of Ameri or its subsidiaries or change the benefits payable under any existing severance or termination pay policies with any employee, director or executive officer of Ameri or its subsidiaries;

●	except as required by applicable law: (a) adopt, enter into or amend any Ameri benefit plan (other than entering into an employment agreement in the ordinary course with a new Ameri employee who was not employed by Ameri or its subsidiaries on the date of the Tender Agreement); (b) pay any benefit to any director or officer of Ameri or its subsidiaries or to any Ameri employee that is not required under the terms of any Ameri benefit plan in effect on the date of the Tender Agreement; (c) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of Ameri or its subsidiaries or to any Ameri employee; (d) make any material determination under any Ameri benefit plan that is not in the ordinary course; or (e) take or propose any action to effect any of the foregoing;

●	cancel, waive, release, assign, settle or compromise any material claims or rights;

●	commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;

●	amend, modify, terminate or waive any right under any material contract or enter into any contract or agreement that would be a material contract if in effect on the date hereof;

●	except as otherwise contemplated in the Tender Agreement, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of Ameri or its subsidiaries in effect on the date of the Tender Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

●	in respect of any assets of Ameri or its subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any existing material authorization, right to use, lease, contract, production sharing agreement, intellectual property (other than the granting of non-exclusive licenses or other dispositions in the ordinary course), or other material document;

●	abandon or fail to diligently pursue any application for any material authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material authorizations, licenses, leases or registrations;

●	enter into or amend any contract with any broker, finder or investment banker; or

●	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

Each of Jay Pharma and Ameri has agreed to, among other things:

●	carry out the Tender Agreement in accordance with and subject to the terms of the Tender Agreement;

●	use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations (i) that are necessary or advisable to be obtained under the material contacts in connection with the Offer; or (ii) required in order to maintain the material contracts in full force and effect following completion of the Offer;

●	use all commercially reasonable efforts to file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the Offer;

●	use all commercially reasonable efforts to cooperate in to effect all necessary registrations, filings and submissions of information required by governmental authorities relating to the Offer;

●	use all commercially reasonable efforts to make all filings and other submissions and give all notices required to be made and given in connection with the Offer;

●	provide the other party with reasonable access during normal business hours to such party’s personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to such party and its subsidiaries;

●	provide the other party with such copies of the existing books, records, tax returns, work papers, product data, and other documents and information relating to such party and its subsidiaries, and with such additional financial, operating and other data and information regarding such party and its subsidiaries as the other party may reasonably request;

●	except with respect to the material terms and conditions of the transactions contemplated in the Tender Agreement, not to provide the holders of the Notes or its affiliates with any information that constitutes, or reasonably believed to constitute, material non-public information, unless such holders consented prior thereto;

●	to the extent that any notice provided pursuant to any documents related to the transactions contemplated by the Tender Agreement constitutes, or contains, material, non-public information, to simultaneously file, or caused to be filed, such notice pursuant to a Current Report on Form 8-K;

●	use all commercially reasonable efforts to obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the Tender Agreement;

●	not take any action which is inconsistent with the Tender Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Offer or the transactions contemplated by the Tender Agreement;

●	use all commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Offer or other transactions contemplated by the Tender Agreement;

●	notify each other of (a) a material adverse effect, (b) that a consent or authorization may be required, (c) of any communication from a material supplier or customer of a termination or material reduction of its relationship, (d) any notice or communication from a governmental authority with regard to the Tender Agreement, and (e) any actions pending or, to their knowledge, threatened against a party to the Tender Agreement;

●	take all commercially reasonable actions to ensure compliance with all of the applicable conditions precedent in favor of the other party; and

●	keep each party informed of any material decisions required to be made or actions required to be taken with respect to the operation of their respective businesses.

The Tender Agreement may be terminated at any time prior to the effective time of the Offer, whether before or after the required stockholder approvals to complete the Offer and related matters have been obtained but subject to the prior written consent of Alpha, as set forth below:

●	by mutual written consent of Jay Pharma and Ameri;

●	by either Jay Pharma or Ameri if the Ameri stockholder approval is not obtained at the Ameri special meeting of the stockholders; provided, however, that neither Ameri nor Jay Pharma may terminate the Tender Agreement if the failure to obtain such approval was caused by, or is a result of, a breach by such terminating party of its representations or warranties or failure to perform its covenants or agreements under the Tender Agreement;

●	by either Jay Pharma or Ameri if, after the date of the Tender Agreement, any applicable law is enacted, made, enforced or amended that makes the consummation of the Offer illegal or otherwise permanently prohibits or enjoins Jay Pharma or Ameri from consummating the Offer, and such applicable law has, if applicable, become final and non-appealable;

●	by either Jay Pharma or Ameri if the effective time does not occur within by December 31, 2020; provided that a party may not terminate if the failure of the effective time to occur is a result of a breach by such party of its representations or warranties or the failure of such party to perform its covenants or agreements;

●	by Jay Pharma if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Ameri under the Tender Agreement occurs that would cause any condition precedent to the closing of the Offer not to be satisfied, and such breach or failure is incapable of being cured on or prior to December 31, 2020 or is not cured in the manner described above; provided that (a) any willful breach is deemed incurable, and (b) Jay Pharma is not in breach so as to cause any condition to the closing of the Offer to not be satisfied;

●	by Jay Pharma if the Ameri board of directors or any committee thereof fails to recommend or withdraws, amends, modifies or qualifies the approval of the Offer, or publicly proposes or states its intention to do so;

●	by Jay Pharma if Ameri breaches its non-solicitation obligations in any material respect;

●	by Jay Pharma if there is a material adverse effect with respect to Ameri that has not been disclosed by Ameri prior to the date of the Tender Agreement;

●	by Ameri in order to enter into a definitive agreement with regard to a superior proposal;

●	by Ameri if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Jay Pharma under the Tender Agreement occurs that would cause any condition precedent to the closing of the Offer not to be satisfied, and such breach or failure is incapable of being cured on or prior to December 31, 2020 or is not cured in the manner described above; provided that (a) any willful breach is deemed incurable and (b) Ameri is not in breach so as to cause any condition to the closing of the Offer to not be satisfied;

●	by Ameri if the Jay Pharma board of directors or any committee thereof fails to recommend or withdraws, amends, modifies or qualifies the approval of the Offer, or publicly proposes or states its intention to do so;

●	by Ameri if Jay Pharma breaches its non-solicitation obligations in any material respect; or

●	by Ameri if there is a material adverse effect with respect to Jay Pharma that has not been disclosed by Jay Pharma prior to the date of the Tender Agreement.

Jay Pharma must reimburse Ameri for certain expenses up to $500,000 if Ameri’s termination is because (a) the board of directors of Jay Pharma changes its recommendation regarding the Offer or Jay Pharma materially breaches the covenants regarding non-solicitation set forth in the Tender Agreement, or (b) the required Jay Pharma shareholder approval is not obtained and, in each case of (a) or (b), prior to such termination, an acquisition proposal for Jay Pharma is made or publicly announced and, within 365 days following the date of such termination:

●	an acquisition proposal for Jay Pharma is consummated or effected;

●	Jay Pharma enters into a contract or letter of intent with regard to such acquisition proposal and such acquisition proposal is later consummated or effected; or

●	an acquisition proposal is made or publicly announced or otherwise publicly disclosed.

Ameri must reimburse Jay Pharma for certain expenses up to $500,000 if Jay Pharma’s termination is because (a) the board of directors of Ameri changes its recommendation regarding the Offer or Ameri materially breaches the covenants regarding non-solicitation set forth in the Tender Agreement or (b) the required Ameri stockholder approval is not obtained and, in each case of (a) or (b), prior to such termination, an acquisition proposal for Ameri is made or publicly announced and, within 365 days following the date of such termination:

●	an acquisition proposal for Ameri is consummated or effected; or

●	Ameri enters into a contract or letter of intent with regard to such acquisition proposal and such acquisition proposal is later consummated or effected.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1

TENDER OFFER SUPPORT AGREEMENT AND TERMINATION OF AMALGAMATION AGREEMENT, dated August 12, 2020, by and among Ameri, Jay Pharma Merger Sub, Inc., Jay Pharma Inc., 1236567 B.C. Unlimited Liability Company and Barry Kostiner, as the Ameri representative

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 12, 2020	AMERI HOLDINGS, INC.

	By:	/s/ Barry Kostiner
	Name:	Barry Kostiner
	Title:	Chief Financial Officer